Exhibit 99.1

Target Hospitality Strengthens Focus on Government Services Diversification with Strategic Board Appointment

THE WOODLANDS, Texas, November 16, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services, advances its strategic focus into government services, with the appointment of Brigadier General (USAF Ret.) Linda R. Medler to its board of directors, effective January 1, 2022.

The appointment is a continuation of the Company’s growth strategy, focused on broadening its diversified service offering across a range of end markets.  This strategic appointment illustrates Target’s commitment to enhancing its leadership capabilities to effectively pursue these growth initiatives, while remaining focused on expanding Target’s reach providing critical support to the United States Government.

Ms. Medler’s experience serving in critical positions across government, private and non-profit organizations will enhance Target’s ability to pursue strategic value-added growth opportunities within these segments, while building on Target’s reputation as a trusted provider of critical support services to the United States Government.

“We are pleased to welcome Linda as a new independent director to the Target Hospitality board.  Her extensive knowledge and broad reaching experiences will provide valuable perspective as we continue to evaluate a range of strategic growth opportunities.  Her appointment will expand our current board of directors’ capabilities and experiences, as we continue pursuing our growth strategy focused on expansion and diversification within the government and commercial services markets,” stated Brad Archer, President and Chief Executive Officer.

Ms. Medler will serve as a Class II director as well as a member of the Audit Committee and Compensation Committee.

Ms. Medler is an Independent Director and retired USAF Brigadier General with more than 20 years of experience managing cutting-edge cyber and technology strategies for highly regulated public and private financial institutions as well as within the highest levels of government. She is uniquely qualified for board service, having served not only as Chief Information Security Officer (CISO) for Raytheon Missile Systems but as an Executive and Senior Officer for the Department of Defense (DoD), where she led mission-critical business, technology, and cybersecurity strategies. Linda brings this unique perspective to board rooms, leveraging experience in enterprise risk oversight, cyber and technology risk mitigation, emerging technology opportunities, digital business transformation, and government contracting, to enable effective governance and oversight.

Linda currently sits on the Board of Directors for PNC Financial Services Group, and TransAmerica Insurance (AEGON North America), as well as Operation Homefront, a national nonprofit supporting Veterans and their families.  For her current boards, she sits on a number of risk, compliance, technology, and nominating and governance committees. She is a sought-after speaker on topics including regulation, governance, cyber risk in the board room, and technology transformation. Ms. Medler received a BBA in Management & Computer Information Systems from the University of Arkansas at Little Rock, an MS in National Security & Strategic Studies from the Naval War College, and an MBA in Management Information Systems Concentration from the University of Arizona.

“I am excited to join the Target Hospitality board of directors and utilize my experience, throughout the government and private sectors, to promote the continued growth of the Company.  I believe the knowledge I have gained over my career will enhance Target’s capabilities to successfully pursue its value-added growth opportunities.  I look forward to contributing to the strategic initiatives of the Company,” stated Linda R. Medler.

About Target Hospitality

Target Hospitality is North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact
Mark Schuck
(832) 702 – 8009
ir@targethospitality.com